Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TrustCo Bank Corp NY

We consent to incorporation by reference in the Registration Statements, Form S-8 (No. 333-175868), Form S-8 (No. 333-233122), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), and Form S-3 (No. 333-238208) of TrustCo Bank Corp NY of our report dated February 25, 2022 with respect to the consolidated financial statements of TrustCo Bank Corp NY and the effectiveness of internal control over financial reporting which is incorporated by reference in the Annual Report on Form 10-K of TrustCo Bank Corp NY for the year ended December 31, 2021.

/s/Crowe LLP

New York, New York
February 25, 2022